SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
(Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-
    6(e)(2)
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 240. 14a-11 (c) or Rule 240. 14a-12

      CANANDAIGUA NATIONAL CORPORATION
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


(NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11
(1) Title of each class of securities to which transaction applies:
      Not Applicable
(2) Aggregate number of securities to which transaction applies:
      Not Applicable
(3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      Not Applicable
(4) Proposed maximum aggregate value of transaction:
      Not Applicable
(5) Total fee paid:
      Not Applicable

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:
      Not Applicable
(2) Form, Schedule or Registration Statement No.:
      Not Applicable
(3) Filing Party:
      Not Applicable
(4) Date Filed:
      Not Applicable




              CANANDAIGUA NATIONAL CORPORATION
                    NOTICE OF ANNUAL MEETING
                        OF STOCKHOLDERS
                    TO BE HELD MARCH 11, 1998




Notice is hereby given that the Annual Meeting of Stockholders of Canandaigua National Corporation will be held on Wednesday, March 11, 1998, at the Main Office of The Canandaigua National Bank and Trust Company, 72 South Main Street, Canandaigua, New York 14424. The meeting will convene at 2:00 p.m., eastern standard time, for the purpose of voting on the following matters:

1. To elect three Class 3 Directors for terms of three years.

2. To consider and act upon a proposal to approve the Canandaigua National Corporation Stock Option Plan.

3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors has fixed January 30, 1998, as the record date for the meeting, and only holders of common stock of record at the close of business on that day are entitled to receive notice of and vote at the meeting. All stockholders are cordially invited to attend the meeting in person, but those who are unable to do so are respectfully urged to execute and return the enclosed proxy at their earliest convenience.

If you attend the meeting in person, you may withdraw your proxy and vote your shares.



February 25, 1998

By Order of the Board of Directors
/s/ George W. Hamlin, IV
George W. Hamlin, IV
Secretary - Board of Directors






                         CANANDAIGUA NATIONAL CORPORATION
                              72 SOUTH MAIN STREET
                           CANANDAIGUA, NEW YORK 14424

This Proxy Statement is being mailed to holders of common stock, in connection with solicitation of proxies by the Board of Directors of Canandaigua National Corporation for use at the Annual Meeting of Stockholders to be held March 11, 1998 at 2:00 p.m. at the Offices of the Corporation, 72 South Main Street, Canandaigua, NY 14424 and any adjournment thereof. Each proxy that is properly executed and returned will be voted at the meeting and, if a choice is specified therein, will be voted in accordance with the specification made. If no choice is specified, it will be voted in favor of the proposals set forth in the notice enclosed herewith. Any proxy may be revoked by the person giving it at any time prior to its exercise.

Only stockholders of record as of the close of business on January 30, 1998, are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were outstanding and entitled to vote 160,566 shares of common stock, par value $50 per share. Each share of common stock is entitled to one vote. A quorum will consist of the holders of not less than a majority of the shares entitled to vote, present either in person or by proxy.

This Proxy Statement and the accompanying proxy are being mailed by first-class mail on February 25, 1998.

All expenses incurred in connection with the solicitation of proxies will be borne by the Corporation. It is estimated that the cost of this solicitation of security holders will be approximately $4,400.

                    SHAREHOLDERS OF MANAGEMENT AND OTHERS

Principal Beneficial Owners of Common Stock

A)The following table sets forth, as of January 30, 1998, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner ("beneficial ownership" as used in this Proxy Statement is defined in Rule 13d-3 under the Securities Exchange Act of
1934) of more than 5% of the Corporation's outstanding common stock, the number of shares beneficially owned, and the percentage of the Corporation's outstanding common stock so owned and the percentage of class of the Corporation's common stock beneficially owned by all Directors and Principal Officers of the Corporation as a group:
                                  Shares of Common               Percent of
Name and Address                    Stock Owned                    Class

Arthur S. Hamlin                        8,200 (1)                   5.11 %
Canandaigua, NY

All Directors and Principal Officers   14,956 (2)                   9.31 %
of Corporation as a Group (12 persons)

As of January 30, 1998, the Trust Department of The Canandaigua National Bank and Trust Company held in various fiduciary capacities 32,836 shares or 20.45% of the outstanding shares. The Trust Department of the bank has the power to vote 11,242 of these shares.

B)Beneficial Ownership by Directors and Principal Officers:	The following
table sets forth as of January 30, 1998, the amount and percentage of the common stock of the Corporation beneficially owned by each Director and each Principal
Officer.
                                     Shares of Common              Percent of
Name and Address                       Stock Owned                   Class

Patricia A. Boland                         50                          .03 %
Canandaigua, NY

David Hamlin, Jr.                         150 (3)                      .09 %
Bloomfield, NY

Frank H. Hamlin                         5,533                         3.45 %
Naples, NY

George W. Hamlin, IV                    1,703 (4)                     1.06 %
Canandaigua, NY

Stephen D. Hamlin                       1,510 (5)                      .94 %
Canandaigua, NY

Paul R. Kellogg                           352 (6)                      .22 %
Canandaigua, NY

Eldred M. Sale                          1,500 (7)                      .93 %
Victor, NY

Caroline C. Shipley                       108                          .07 %
Canandaigua, NY

Alan J. Stone                           3,758 (8)                     2.34 %
Honeoye, NY

Gregory S. MacKay                         159 (9)                      .10 %
Canandaigua, NY

Robert G. Sheridan                         68 (10)                     .04 %
Canandaigua, NY

Daniel P. Fuller                           65 (11)                     .04%
Canandaigua,

PROPOSAL NO. 1   ELECTION OF DIRECTORS

The number of Directors to be elected at the 1998 Annual Meeting is three. Eldred M. Sale, a Class 3 Director, retired from the Board as of January 30, 1998. Directors are elected annually by the stockholders to hold office for three years and until their successors are elected and qualified. Management has nominated as Directors, and recommends the election, of the three persons listed below. Nominee Robert G. Sheridan is a member of the present Board and was elected by the stockholders of the Corporation at the Annual Meeting held in 1992. Nominees Patricia A. Boland and Alan J. Stone are also members of the present Board and were elected by the stockholders of the Corporation at the Annual Meeting held in 1986. Each nominee has consented to be named in this Proxy Statement and to serve if elected. If at the time of the Annual Meeting any of them becomes unavailable for election, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors. Management has no reason to believe that any substitute nominees will be required.

                INFORMATION ON DIRECTORS AND  NOMINEES
                            Year First Elected
                            or Appointed to:        Principal Occupation
Name                   Age  Corporation   Bank      For Past Five Years

             Incumbent Class 3 Directors  Term Expiring 1998

Robert G. Sheridan     49   1984          1992      Senior Vice President and
                                                    Cashier - The Canandaigua
                                                    National Bank and Trust
                                                    Company - 1989 - present

Patricia A. Boland     62   1986          1986      Retired Educator;
                                                    Retired Mayor  City of
                                                    Canandaigua

Alan J. Stone          57   1986          1986      CEO Stone Construction
                                                    Equipment, Inc. until
                                                    1986;
                                                    Managing Partner - Stone
                                                    Properties July 1986 -
                                                    present; Chairman of the
                                                    Board - Canandaigua
                                                    National
                                                    Corporation - February
                                                    1994 present

                     Class 2 Directors - Term Expiring 1999

Frank H. Hamlin        92   1984          1948      Bank Director - Investor

Stephen D. Hamlin      61   1984          1973      Chief Executive Officer
                                                    Sonnenberg Gardens
                                                    February 1996 - present

Paul R. Kellogg        70   1984          1962      Retired Owner - Kellogg's
                                                    Pan Tree - Inn

Daniel P. Fuller       46   1996          1996      President and General
                                                    Manager Bristol Mountain
                                                    Ski Resort - December
                                                    1984 present

                   Class 1 Directors - Term Expiring 2000

David Hamlin, Jr.      54   1993          1993      Farmer;
                                                    Retired Colonel, New York
                                                    State Air National Guard

Caroline C. Shipley    58   1984          1984      Educator - Director
                                                    New York State School
                                                    Boards Association
                                                    January 1991- present;
                                                    Vice President 1995;
                                                    President 1996-1997
George W. Hamlin, IV   56   1984          1979      President, CEO, CRA and
                                                    Trust Officer - The
                                                    Canandaigua National Bank
                                                    and Trust Company - April
                                                    1979 - present; Director
                                                    of the Buffalo, NY
Federal
                                                    Reserve Bank 1992 - 1996;
                                                    Director of the New York,
                                                    NY Federal Reserve Bank
                                                    1997 - present


The family relationships between the above-named Directors are as follows:
George Hamlin is the son of Frank Hamlin. Stephen Hamlin is the nephew of Frank Hamlin and first cousin of George Hamlin. David Hamlin, Jr., is a first cousin once removed of Frank Hamlin and a second cousin of George and Stephen Hamlin.

                COMMITTEES OF THE BOARD OF DIRECTORS


The Directors of Canandaigua National Corporation and the Directors of The Canandaigua National Bank and Trust Company are the same persons.

The Corporation does not have standing Audit, Nominating, or Compensation Committees. These functions are performed by the following committees of The Canandaigua National Bank and Trust Company:

The Examining Committee consists of five (5) Directors who are not employees of the subsidiary bank and who are appointed annually by the Board of Directors.
Members of the Committee are:

Caroline C. Shipley           Frank H. Hamlin               Paul R. Kellogg
David Hamlin, Jr.             Patricia A. Boland

The Examining Committee met six (6) times during 1997 to supervise the internal audit and compliance activities of the Bank. The function of the Committee is to make or cause to be made suitable examinations every year and to insure that the Bank's activities are being conducted in accordance with the law and the banking rules and regulations established by the Comptroller of the Currency, other regulatory and supervisory authorities, and in conformance with established policy. In addition, the Examining Committee recommends to the Board of Directors the services of a reputable independent certified public accounting firm, and the Board of Directors then appoints the independent certified public accounting firm at the annual organizational meeting of Directors. The Committee receives and reviews the reports of the independent certified public accounting firm and presents them to the Board of Directors with comments and recommendations. At least once during each twelve-month period, this Committee makes audits of the Trust Department or causes audits to be made and ascertains whether an adequate review of all the assets in each trust has been made.

The Officer's Compensation Committee consists of three (3) Directors who are not employees of the subsidiary bank and who are appointed by the Board of Directors each year. Members of the Committee are as follows:

Daniel P. Fuller           Alan J. Stone              Caroline C. Shipley

The Officers' Compensation Committee met six (6) times during 1997 to perform annual reviews of officers' performance. Based on the Committee's reviews, recommendations on officers' titles and salaries for the upcoming year are made to the Board of Directors for approval.

The Corporation has no Nominating Committee or other committee performing a similar function, but the Board of Directors does consider persons suggested as candidates for election as Corporate Directors. In this connection, the Board will consider recommendations submitted by stockholders. Any stockholder wishing to make such a recommendations should submit it to the Secretary of the Corporation. Notice of intention to make any nominations or other proposals, other than by the Board of Directors, must be made in writing and must be received by the Secretary of the Corporation no less than twenty (20) days prior to any meeting of stockholders called for the election of Directors. Such notification should contain the following information to the extent known to the notifying stockholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee;
(c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (d) the number of shares of common stock of the Corporation owned by the notifying stockholder.

The Board of Directors of the Corporation held twelve (12) regular meetings during 1997. No incumbent Director of the Bank or of the Corporation attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the Committees of which they were members.

                       BOARD OF DIRECTORS COMPENSATION

For the years 1997 and 1996, no compensation was paid to members of the Board of Directors of Canandaigua National Corporation. For the year 1996 members of the Board of Directors of The Canandaigua National Bank and Trust Company were compensated at the rate of $300 per meeting attended. For the year 1997, the Chairman of the Board of Directors was compensated at the rate of $450 per meeting attended and the remaining members were paid at the rate of $425 per meeting attended.

                              PRINCIPAL OFFICERS

The following table sets forth selected information about the Principal Officers of the Corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of
Directors:
                                                        Number
                            Office and                  of Shares
                            Position with               Beneficially
Name                        Corporation    Held Since   Owned             Age

George W. Hamlin, IV*       President         1984         1,703 (12)     56
Robert G. Sheridan*         Secretary         1984            68 (13)     49
Gregory S. MacKay*          Treasurer         1988           159 (14)     48

* All of the Principal Officers of the Corporation are officers of the subsidiary bank and have served as officers of the subsidiary bank for the past five (5) years.




EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE


                               Annual Compensation  Long-Term Compensation
                                                   Awards  Other Compensation
Name and    Year    Salary    Bonus   Other Annual   SARs     Defined    ESOP
Principal                             Compensation   PSAs   Contribution
Position                                                       Plan

George W.  1995   $214,198  $13,099    $6,145       See      $21,532   $1,606
Hamlin, IV 1996    226,850   11,343     6,545      Table      21,393    1,495
President  1997    233,201    None      6,993      Below      20,960    1,716

Robert G.  1995     91,896    5,620     3,304       See       13,385      984
Sheridan   1996     97,323    4,866     3,138      Table      14,065      970
Secretary  1997    100,048     None     2,953      Below      14,158    1,073



STOCK APPRECIATION RIGHTS (SAR)
PHANTOM STOCK AWARDS (PSA)



The table set forth below lists the value of the Stock Appreciation Rights and Phantom Stock Awards as of the date of award using the highest of three different estimates of value: (1) the book value of the Corporation, (2) the appraised value of the stock using a third-party appraisal of the Corporation's stock prepared for the Corporation's Employee Stock Ownership Plan, and (3) the price at which the Corporation's stock was bought and sold in private transactions for which the Corporation has information during the calendar quarter in which the award was made. The Corporation does not have pricing information regarding all private purchases and sales of the Corporation's stock, and the shares of the Corporation are not listed on any national exchange nor traded over the counter. The Stock Appreciation Rights and Phantom Stock Awards are perpetual. Stock Appreciation Rights are exercisable after five years from the date of award. Phantom Stock Awards are exercisable by a recipient upon reaching the age of 55 or upon attaining 15 years of continuous full-time employment with the company.

STOCK APPRECIATION RIGHTS (SAR)
PHANTOM STOCK AWARDS (PSA)


  Name     Year     Number   % of Total  Base Price  Estimated      Estimated
                    Granted   SAR/PSAs   SARs Only  Value as of   Value as of
                    SAR/PSA   Granted    $/share   Date of Award  End of Year
                                                    SAR/PSAs        SAR/PSAs

George W.  1995   101.2/101.2    25%     197.47      $6,314.88     $11,093.54
Hamlin, IV 1995                                      26,298.84      31,077.51
           1996  104.03/104.03   25%     214.55       9,626.93      11,002.21
           1996                                      31,946.57      33,321.85
           1997  36.739/36.739   25%     241.99       2,887.69       3,449.06
           1997                                      11,778.16      12,339.53

Robert G.  1995   60.72/60.72    17%     197.47       5,540.09       6,656.13
Sheridan   1995                                      17,530.47      18,646.51
           1996   62.42/62.42    15%     214.55       5,776.35       6,601.54
           1996                                      19,168.56      19,993.75
           1997   22.05/22.05    15%     241.99       1,733.13       2,070.55
           1997                                       7,069.01       7,405.93

No Stock Appreciation Rights or Phantom Stock Awards were exercised by the executive officers during 1997.

Compensation for the executive officer for whom disclosure is required by
Item 402 of Regulation S-K is determined by the Officers' Compensation Committee consisting of Daniel P. Fuller, Caroline C. Shipley and Alan J. Stone. The Committee's consideration consists of, but is not limited to, analysis of the following factors: financial performance of the company, including Return on Equity, Return on Assets, growth of the company, and management of assets and liabilities. All of these factors are considered in the context of the market for the company's products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment.

In addition, the Officers' Compensation Committee conducts a comparison study of the company's executive compensation with that of comparable positions in similar companies within the company's peer group. The Committee also considers intangible factors such as the scope of responsibility of the executive, leadership within the company, the community and within the industry, and whether the company, under the executive's leadership, has been able to serve worthwhile public purposes while enhancing shareholder value.

PROPOSAL NO. 2   CANANDAIGUA NATIONAL CORPORATION STOCK OPTION PLAN

The Company's Board of Directors has approved, subject to stockholder approval, the Canandaigua National Corporation Stock Option Plan (the "Option Plan"). The Board of Directors has historically provided incentive to key executives of the Company by issuing phantom stock and stock appreciation rights. The Board now believes that stock option awards will provide the desired incentives while providing a more favorable accounting treatment of the awards for the Company. The purpose of the new Option Plan is to enable the Company more flexibility to award non-qualified stock options and incentive stock options to attract and retain valued employees and to provide them with incentives to maintain and enhance the Company's long-term performance record through increasing the identity of interests between participants and the stockholders. Implementation of the Option Plan is subject to the approval of the Company's stockholders.

Summary of Terms

The Option Plan will be administered by a committee of the Company's Board of Directors (the "Committee"). Under the Option Plan, the Committee is charged with responsibility for selecting the participants and for determining the type of options to be award, the number of stock options to be granted to each participant, the timing of the awards, and any other terms and conditions applicable to the awards. Non-qualified stock options may be issued at any exercise price determined by the Committee. Incentive stock options may only be issued to employees, including officers, of the Company and must have an exercise price of at least the fair market value of the underlying shares as of the date of the grant.

The eligible persons under the Option Plan are key employees of the Company or its subsidiaries. Approximately ten employees will be eligible to participate in the Option Plan. The Committee has not yet selected the participants nor determined the number, nature or timing of any stock option awards for the upcoming year.

The aggregate number of shares of the Company's Common Stock available for awards under the Option Plan is 16,000 shares. The number of shares subject to the Plan, any outstanding options and any awards granted pursuant to the Option Plan will be automatically adjusted to prevent dilution or enlargement in the event of any stock dividend, stock split, reorganization or other event affecting the common stock. The Common Stock is not listed on any stock exchange and there is no active trading market for the Common Stock. As of December 31, 1997, the book value of the Common Stock was $254.92 per share.

Under the Option Plan, the Committee possesses the authority, in its discretion, (a) to determine the employees of the Company to whom, and the time or times at which options are granted; (b) to determine at the time of grant whether an option will be a non-qualified option or an incentive stock option, the number of shares to be subject to each option and the price at which such option will be exerciseable; (c) to prescribe the form of the option agreements and any appropriate terms and conditions applicable to the options and to make any amendments to such agreements or options; (d) to interpret the Plan and the options agreements; (e) to make and amend rules and regulations relating to the Plan; (f) to make all other determinations necessary or advisable for the administration of the Plan; and to (g) amend or modify the Plan or any option or option agreement, except as otherwise provided below. The Committee's determinations shall be conclusive and binding. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any option granted hereunder.

The Option Plan may from time to time be amended, modified or terminated by the Committee. No amendment, modification or termination of the Option Plan will be effective without stockholder approval if such approval is required under any applicable law, rule or regulation. The exercisability of any award will terminate if the committee determines that the participant is engaged in competition with the Company or has been terminated for "cause" as defined in the Option Plan.

Federal Tax Consequences

Non-Qualified Stock Options. No income is recognized by a participant at the time of grant of a non-statutory option, nor is the Company entitled to a tax deduction at that time. The rules for recognizing income upon exercise of a non-qualified stock option depend on whether or not the participant is an "insider", i.e, the participant's sale or purchase of Common Stock may give rise to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"). In the case of a non-insider, ordinary income will be recognized by the participant on the date he or she exercises a non-statutory option in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The holding period for capital gain and loss purposes will begin on the date of exercise. In the case of an insider, ordinary income will be recognized by the participant on the first day on which a sale of the Common Stock at a profit would not expose the participant to Section 16(b) liability (the "date of taxation") in an amount equal to the excess of the fair market value of the shares on the date of taxation over the exercise price. The holding period for capital gain and loss purposes will begin on the date of taxation. An insider may elect to be taxed according to the rules applicable to non-insiders by filing an election with the Internal Revenue Service under
Section 83(b) of the Internal Revenue Code within 30 days from the date of exercise. The Company will be entitled to a deduction at the time the participant is required to recognize income from the exercise of the non-statutory option. The deduction will be equal to the amount which is taxable to the participant as ordinary income as a result of the exercise. If the exercise price of a non-statutory option is paid by surrendering Common Stock of the Company, the participant will recognize no gain or loss on the shares that he or she surrenders to pay the exercise price (the "surrendered shares"). The number of shares that the participant receives upon exercise of the option in excess of the surrendered shares are considered "additional shares." The participant will recognize ordinary income upon the exercise equal to the fair market value of the additional shares on the date of exercise, less any cash paid towards the exercise price. The basis of the additional shares will be equal to their fair market value on the date of exercise, and their holding period will begin on that date. The shares that the participant receives upon exercise equal to the surrendered shares will have a basis and holding period equal to that of the surrendered shares.The basis of shares acquired pursuant to the exercise of a non-statutory option will be the amount included in ordinary income due to receipt of those shares. When the participant disposes of shares acquired pursuant to a non-statutory option, any amount realized in excess of the basis of the shares will be treated as long-term or short-term capital gain, depending on the holding period of the shares. If the amount realized is less than the basis of the shares, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the shares.

Incentive Stock Options. A participant receiving an incentive stock option will not be subject to income tax upon either the grant of the incentive stock option or its subsequent exercise. The spread between the exercise price and the fair market value on the date of exercise will, however, be included in the participant's alternative minimum taxable income for purposes of determining the participant's liability, if any, for the alternative minimum tax. If the participant holds the shares acquired upon exercise for more than one year after exercise (and two years after grant), then the difference between the amount realized on a subsequent sale or other taxable disposition of the shares and the exercise price will constitute long-term capital gain or loss at the time of sale. The Company will not be entitled to a federal income tax deduction with respect to the grant or exercise of an incentive stock option. If the options cease to be incentive stock options for any reason, they will be treated as non-statutory options. For example, if the participant sells the shares before the expiration of the requisite holding periods, he or she will be deemed to have made a "disqualifying disposition" of the shares and will realize ordinary income in the year of the disposition. In the event of a disqualifying disposition, the Company will be entitled to a federal income tax deduction in the year of disposition of the shares in the amount of the ordinary income realized by the participant.

If the exercise price of an incentive stock option is paid by surrendering Common Stock of the Company, the Internal Revenue Service treats such exchange as if there were two transactions. The first transaction is treated as a non-taxable exchange of the previously-acquired Common Stock for an equal number of shares of new Common Stock, both having the same market value. The basis of the new shares will be the same basis as the shares surrendered and the holding period will include the holding period of the shares surrendered. The second transaction concerns the additional shares that a participant will receive pursuant to the exercise. This exchange also results in no gain or loss being recognized at the time of the exchange. However, the basis of these additional shares will equal zero (i.e., the participant is treated as having paid nothing for these shares). The holding period for the additional shares begins on the date of the exchange.

New Plan Benefits

No determination has been made at this time as to the persons to whom options will be issued during this calendar year, nor the amount or nature of any such awards.

Reasons for Adoption

The Board of Directors believes that it is desirable and in the best interests of the Company and its stockholders to provide employees and directors with incentives to maintain and enhance the Company's long-term performance record. The Option Plan serves the Company's interests by providing the Committee with discretion to awards incentive stock options and in selecting the participants, the number, type and timing of awards, and the terms and conditions applicable to the awards.

Vote Required

In accordance with applicable New York law, approval of Proposal No. 2 to adopt the Option Plan requires the affirmative vote of the holders of a majority of the shares entitled to vote and present in person or represented by proxy at the meeting voting together as a single class.

The Board of Directors recommends that the stockholders approve the Option Plan and accordingly recommends that you vote FOR Proposal No. 2.

                          PERFORMANCE GRAPH

The following performance graph is required to be set forth in the Proxy Statement by Item 402 (1) of Regulation S-K. The theory incorporated into this requirement is that all corporations have organized orderly markets in which to exchange their securities. The graph is provided so that stockholders and prospective stockholders can compare market results with peer companies or with indexes of companies in similar businesses or having similar capitalization, e.g., those companies which are listed on the NASDAQ or NYSE.

THE CORPORATION'S COMMON STOCK IS NOT LISTED WITH A NATIONAL SECURITIES EXCHANGE, NOR IS IT TRADED IN THE OVER-THE-COUNTER MARKET. THE CORPORATION'S COMMON STOCK IS NOT ACTIVELY TRADED; LESS THAN 1% OF THE CORPORATION'S OUTSTANDING SHARES HAVE BEEN BOUGHT AND SOLD IN ANY YEAR REPRESENTED IN THE GRAPH. DUE TO THE EXTREMELY LIMITED NUMBER OF TRANSACTIONS, THE AVERAGE SALE PRICE OF THE CORPORATION'S COMMON STOCK USED IN THE GRAPH MAY NOT BE INDICATIVE OF THE ACTUAL MARKET VALUE OF THE CORPORATION'S COMMON STOCK. THE GRAPH SET FORTH BELOW DEPICTS THE AVERAGE SALE PRICE OF THE CORPORATION'S COMMON STOCK BASED ONLY UPON TRANSACTIONS FOR WHICH THE CORPORATION HAS PRICE INFORMATION. THERE ARE PURCHASES AND SALES OF THE CORPORATION'S COMMON STOCK FOR WHICH THE CORPORATION HAS NO PRICE INFORMATION; THEREFORE, THE ACTUAL AVERAGE SALE PRICE OF ALL SHARES BOUGHT AND SOLD IN ANY QUARTER MAY BE DIFFERENT THAN SET FORTH IN THE GRAPH.

                           (Omitted Graph Material)

The following is the data table for the graph:

                                       Period Ending
Index              12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
Canandaigua Nat. Corp.100.00    108.25    137.31    166.43    175.55   193.04
SNL Mid-Atl. Index    100.00    116.30    113.06    180.94    259.66   369.03
SNL <$500M Bank Index 100.00    130.56    140.42    192.09    247.24   421.47


                  INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors has selected KPMG Peat Marwick LLP as independent certified public accountants of Canandaigua National Corporation until the Annual Meeting held in 1998. Representatives are expected to be present at the meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they so desire.


                          FINANCIAL INFORMATION

Incorporated by reference and made a part hereof is the Annual Report of Canandaigua National Corporation for the year ending December 31, 1997.


                             OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 1998 Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each person named in the Proxy to vote it in accordance with his or her judgment on such matters.

By Order of the Board of Directors
/s/ George W. Hamlin, IV
George W. Hamlin, IV
Secretary - Board of Directors
February 25, 1998


Endnotes

1 Includes 1,200 shares in the Estate of Mary D. Hamlin, of which he is the executor.

2 Includes 40 shares owned individually by Robert G. Sheridan, 18 shares owned by Robert G. Sheridan as custodian for his three children under New York Uniform Gifts to Minors Act, and 10 shares owned by his IRA held by subsidiary bank. Includes 42 shares owned individually by Gregory S. MacKay, 42 shares owned individually by his spouse, 59 shares owned by his IRA held by subsidiary bank and 16 shares owned by his two children.

3 Includes 70 shares in his Self Directed IRA held by subsidiary bank.

4 Includes 111 shares owned individually by his spouse.

5 Includes 385 shares owned individually by his spouse.

6 Includes 312 shares owned individually by his spouse.

7 Includes 700 shares owned individually by his spouse.

8 Includes 475 shares owned by his IRA held by subsidiary bank, 50 shares owned individually by his spouse, 83 shares owned by her IRA held by subsidiary bank and 280 shares owned by his three children under the New York Uniform Gifts to.Minors Act.

9 Includes 42 shares owned individually by his spouse, 59 shares owned by his IRA held by subsidiary bank and 16 shares owned by his two children.

10 Includes 18 shares owned as custodian for his three children under New York Uniform Gifts to Minors Act and 10 shares owned by his IRA held by subsidiary bank.

11 Includes 10 shares owned individually by his spouse and 30 shares owned as custodian for his two children under New York Uniform Gift to Minors Act.

12 Includes 111 shares owned individually by his spouse.

13 Includes 18 shares owned as custodian for his three children under New York Uniform Gifts to Minors Act and 10 shares owned by his IRA held by subsidiary bank.

14 Includes 42 shares owned individually by his spouse, 59 shares owned by his IRA held by subsidiary bank and 16 shares owned by his two children.




CANANDAIGUA NATIONAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
MARCH 11, 1998

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
CANANDAIGUA NATIONAL CORPORATION

The undersigned hereby appoints Robert J. Craugh and James A. Avery, jointly and severally, proxies, with power of substitution, to represent and to vote at the Annual Meeting of Stockholders (including adjournments) of CANANDAIGUA NATIONAL CORPORATION, to be held on March 11, 1998, at 2:00 p.m. at the Offices of the Corporation, 72 South Main Street, Canandaigua, New York , with all powers the undersigned would possess if personally present, as specified on the ballot below and in accordance with their discretion for any other business that may come before the meeting or any adjournment thereof, and the undersigned hereby revokes all proxies previously given by the undersigned with respect to the shares of common stock covered hereby.

Unless a contrary choice is specified, this proxy will be voted "FOR" Items 1, 2 and 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" DIRECTORS' PROPOSALS TO:

1.   Elect three Class 3 Directors for terms of three years.
NOMINEES:   Patricia A. Boland, Robert G. Sheridan, and Alan J. Stone
           [ ] FOR         [ ] AGAINST           [ ] ABSTAIN
TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, DRAW A SINGLE LINE THROUGH THE NAME OF THAT NOMINEE.

2.To approve the adoption of the Canandaigua National Corporation Stock Option Plan.
           [ ] FOR         [ ] AGAINST            [ ] ABSTAIN

3. Transact such other business as may properly come before the meeting or any adjournment thereof.
           [ ] FOR         [ ] AGAINST            [ ] ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ALL MATTERS REFERRED TO IN ITEM 3.

When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary or in a representative capacity, please add your title as such. If signing as power of attorney or in any other representative capacity, please provide proof of such capacity. If a partnership, please sign in partnership name by authorized person. If a corporation, please sign in full corporate name by authorized officer, giving title.

Receipt of the Notice of the Annual Meeting of Stockholders, the Proxy Statement dated February 25, 1998, and the 1997 Annual Report is hereby acknowledged.

Date

Signature
Signature if held jointly

Please sign, date, and promptly return the proxy in the enclosed envelope.


CANANDAIGUA NATIONAL CORPORATION
STOCK OPTION PLAN



1.BACKGROUND AND PURPOSE

Canandaigua National Corporation (the "Company") hereby establishes the Canandaigua National Corporation Stock Option Plan (the "Plan"). The purpose of this Plan is to enable the Company to retain executive officers and other key employees and provide them with an incentive to maintain and enhance the Company's long-term performance. The Company believes that this purpose will be enhanced by granting eligible employees non-qualified stock options ("NSOs") and incentive stock options ("ISOs") under this Plan pursuant to the rules set forth in the Internal Revenue Code of 1986, as amended (the "Code").

2.ADMINISTRATION

The Plan shall be administered by a Committee of the Company's Board of Directors (the "Compensation Committee"). This Committee shall consist of at least two members of the Company's Board of Directors with such qualifications as the Board of Directors deems necessary and desirable from time to time, taking into consideration applicable provisions of the federal securities laws (including Rule 16b-3 promulgated under the Securities and Exchange Act of 1934) and the Code. The Committee shall possess the authority, in its discretion, (a) to determine the employees of the Company to whom, and the time or times at which, NQSOs and/or ISOs (collectively, "options") shall be granted; (b) to determine at the time of grant whether an option will be an ISO or a NQSO and the number of shares to be subject to each option and the price at which such option will be exerciseable; (c) to prescribe the form of the option agreements and any appropriate terms and conditions applicable to the options and to make any amendments to such agreements or options; (d) to interpret the Plan and the options agreements;
(e) to make and amend rules and regulations relating to the Plan; (f) to make all other determinations necessary or advisable for the administration of the Plan; and (g) to amend or modify the Plan except as otherwise provided in
Section 13.. The Committee's determinations shall be conclusive and binding. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any option granted hereunder.

3.ELIGIBLE EMPLOYEES

Options may be granted under the Plan only to employees of the Company and its subsidiaries (which shall include all corporations of which at least fifty percent of the voting stock is owned by the Company directly or through one or more corporations at least fifty percent of the voting stock of which is so owned) who have the capability of making a substantial contribution to the success of the Company. Employees may be granted any type of award offered under the Plan.

4.SHARES AVAILABLE

The total number of shares of the Company's Common Stock (par value of $50.00 per share) available in the aggregate for options under this Plan is 16,000. Shares to be granted may be authorized and unissued shares or may be treasury shares.

If an option expires, terminates or is canceled without being exercised or becoming vested, new options may thereafter be granted under the Plan covering such shares unless otherwise required under applicable laws, rules or regulations. No option may be granted more than 10 years after the effective date of the Plan.

5.TERMS AND CONDITIONS FOR NQSOS

Each NQSO granted under the Plan shall be evidenced by a NQSO option agreement in such form as the Committee shall approve from time to time, which agreement shall conform to this Plan and contain such terms and conditions as the Committee may prescribe, including, without limitation, the exercise price of the option, which shall be at, below or above the fair market or book value of the Common Stock on the date of grant as the Committee shall determine and the duration, transferability, vesting and such other terms and conditions the Committee deems appropriate at the time of grant.

6.TERMS AND CONDITIONS OF ISOS

Each ISO granted under the Plan shall be evidenced by an ISO option agreement in such form as the Committee shall approve from time to time, which agreement shall conform with this Plan and contain the following terms and conditions:

(a)Exercise Price. The exercise price under each option shall equal the fair market value of the Common Stock at the time such option is granted. If an option is granted to an officer or employee who at the time of grant owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company (a "10-percent Shareholder"), the purchase price shall be at least 110 percent of the fair market value of the stock subject to the option. To the extent an option initially designated as an ISO exceeds the value limit of Section 6(e), it shall be deemed a NQSO and shall otherwise remain in full force and effect.

(b)Duration of Option. Each option by its terms shall not be exercisable after the expiration of ten years from the date such option is granted. In the case of an option granted to a 10-percent Shareholder, the option by its terms shall not be exercisable after the expiration of five years from the date such option is granted.

(c)Options Nontransferable. Each option by its terms shall not be transferable by the participant otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) to the extent permitted under the option agreement or interpretation of the Committee and under Rule 16b-3, by gift to family members or entities beneficially owned by family members or other permitted transferees under Rule 16b-3, and shall be exercisable, during the participant's lifetime, only by the participant, the participant's guardian or the participant's legal representative, the participant's transferee under a qualified domestic relations order or other permitted transferee under this section. To the extent required for the option grant and/or exercise to be exempt under Rule 16b-3, options (or the shares of Common Stock underlying the options) must be held by the participant for at least six months following the date on which the option was granted (the "Date of Grant").

(d)Exercise Terms. Each option granted under the Plan shall vest over a ten-year period beginning on the Date of Grant, with 50% of the shares vesting on the fifth anniversary of the Date of Grant and 10% of the shares vesting on each annual anniversary of the Date of Grant in years six through ten or such other vesting terms as the Committee shall determine as of the Date of Grant. Options may be partially exercised from time to time during the period extending from the time they first become exercisable until the tenth anniversary (fifth anniversary for a 10-percent Shareholder) of the Date of Grant.

(e)Maximum Value of ISO Shares. No ISO shall be granted to an employee under this Plan or any other ISO plan of the Company or its subsidiaries to purchase shares as to which the aggregate fair market value (determined as of the Date of Grant) of the Common Stock which first become exercisable by the employee in any calendar year exceeds $100,000. To the extent an option initially designated as an ISO exceeds the value limit of this Section 6(e), it shall be deemed a NQSO and shall otherwise remain in full force and effect.

(f)Payment of Exercise Price. An option shall be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. The payment shall be made in cash or by check or by delivery of previously owned shares. Any such shares so delivered shall be deemed to have a value per share equal to the fair market value of the shares on such date. For this purpose, fair market value shall equal the closing price of the last sale of Common Stock by the Company.

7.GENERAL RESTRICTION ON ISSUANCE OF STOCK CERTIFICATES

The Company shall not be required to deliver any certificate upon the grant, vesting or exercise of any option until it has been furnished with such opinion, representation or other document as it may reasonably deem necessary to ensure compliance with any law or regulation of the Securities and Exchange Commission or any other governmental authority having jurisdiction under this Plan. Certificates delivered upon such grant, vesting or exercise may bear a legend restricting transfer absent such compliance. Each option shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such options or the issue or purchase of shares thereunder, such options may not vest or be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee in the exercise of its reasonable judgment.

8.IMPACT OF TERMINATION OF EMPLOYMENT

(a)  Options

If the employment of a participant terminates by reason of death or disability (as determined by the Committee), any option may be exercised by the participant or, in the event of the participant's death, by the participant's personal representative any time prior to the earlier of the expiration date of the option or the expiration of one year after the date of termination, but only if, and to the extent that, the participant was entitled to exercise the option at the date of such termination. Upon termination of the participant's employment for any reason other than death or disability, any vested option that was exercisable immediately preceding termination may be exercised at any time prior to the earlier of the expiration date of the option or the expiration of three months after the date of such termination for ISOs and six months after the date of termination of employment for NQSOs. In the event of retirement, the period specified in the preceding sentence shall be extended to one year in the case of NQSOs. Furthermore, upon retirement of a participant, the Committee has the discretionary authority to accelerate vesting of options under the Plan. Notwithstanding the foregoing, an option may not be exercised after termination of employment if the Committee reasonably determines that the termination of employment of such participant resulted from willful acts or failure to act by the participant detrimental to the Company or any of its subsidiaries.

(b)Miscellaneous Termination Provisions

Unless otherwise determined by the Committee, an authorized leave of absence shall not constitute a termination of employment for purposes of this Plan. For purposes of this section, retirement means that a participant terminates employment at or after the date on which the participant reaches any normal retirement age specified in any policy adopted by the Board or, in the absence of such policy, age 65.

9.ADJUSTMENT OF SHARES

In the event of any change in the Common Stock of the Company by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or of any similar change affecting the Common Stock, the number and kind of shares authorized under Section 4, the number and kind of shares which thereafter are subject to options under the Plan and the number and kind of unexercised options shares set forth in awards under outstanding agreements and the price per share shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

10.WITHHOLDING TAXES

All stock issuable or payable to a participant upon exercise of any stock option under the terms of this Plan is subject to such federal, state and local income and employment tax withholdings as payments of this type are normally subject. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount of cash sufficient to satisfy any federal, state and/or local income and employment withholding tax requirements prior to the delivery of any certificate or certificates for such shares or to take any other appropriate action to satisfy such withholding requirements. Notwithstanding the foregoing, the recipient may satisfy such obligation in whole or in part by electing to have the Company withhold shares of Common Stock from the shares to which the recipient is otherwise entitled.

11.RESTRICTIONS ON EXERCISE; NO EMPLOYMENT RIGHTS

No outstanding option may be exercised by any person if the employee to whom the option is granted is, or at any time after the Date of Grant has been, in competition with the Company. The Committee has the sole discretion to determine whether an employee's actions constitute competition with the Company or an affiliated company. The Committee may impose such other terms and conditions on the exercise of options as it deems appropriate to serve the purposes for which this Plan has been established.

The Plan and any options granted under the Plan shall not confer upon any participant any right with respect to continuance as an employee of the Company or any subsidiary, nor shall they interfere in any way with the right of the Company or any subsidiary to terminate the participant's position as an employee at any time.

12.RIGHTS AS A SHAREHOLDER

The recipient of any option under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for the underlying shares of Common Stock are issued to the recipient.

13.AMENDMENT AND DISCONTINUANCE OF PLAN

This Plan may be amended, modified or terminated by the Committee or by the shareholders of the Company, except that the Committee may not, without approval of a majority of the shareholders present in person or by proxy, materially increase the benefits accruing to participants under the Plan, materially increase the maximum number of shares as to which options may be granted under the Plan, change the minimum exercise price of options, change the class of eligible persons, extend the period for which options may be granted or exercised, or withdraw the authority to administer the Plan from the Committee or another committee of the Board of Directors. Notwithstanding the foregoing, to the extent permitted by law, the Committee may amend the Plan without the approval of shareholders, to the extent it deems necessary to cause the Plan to comply with Rule 16b-3 or any successor rule, as it may be amended from time to time or as otherwise permitted under Rule 16b-3 promulgated under the Exchange Act and the Code. Except as required by law, no amendment, modification, or termination of the Plan may, without the written consent of a participant to whom any option shall theretofore have been granted, adversely affect the rights of such participant under such option.

14.CHANGE IN CONTROL

(a) Notwithstanding other provisions of the Plan, in the event of a change in control of the Company (as defined in subsection (c) below), all options shall become immediately vested and exercisable in full, unless directed otherwise by a resolution of the Committee adopted prior to and specifically relating to the occurrence of such change in control.

(b) In the event of a change in control each participant holding an exercisable option (i) shall have the right at any time thereafter during the term of such option to exercise the option in full notwithstanding any limitation or restriction in any option agreement or in the Plan, and (ii) may, after written notice to the Company within 60 days after the change in control, require the Company to redeem such options for cash at a price equal to the difference between the fair market value of the stock immediately after such change of control was publicly announced and the exercise price per share of the option.

(c)  For purposes of this section, "change in control" means:

1)there shall be consummated

i)any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any shares of the Company's common stock are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a wholly-owned subsidiary of the Company immediately before the consolidation or merger; or

ii)any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (other than to one or more directly or indirectly wholly-owned subsidiaries of the Company); or

2)the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

3)any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Company's then outstanding common stock, provided that such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such 30% beneficial owner; or

4)individuals who constitute the Company's Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (4), considered as though such person were, and shall be deemed to be, a member of the Incumbent Board.

15.  EFFECTIVE DATE

The effective date of the Plan is the date of shareholder approval of the Plan..

16.  DEFINITIONS

Any terms or provisions used herein which are defined in Sections 162(m), 421, or 422 of the Code, or the regulations thereunder or corresponding provisions of subsequent laws and regulations in effect at the time awards are made hereunder, shall have the meanings as therein defined.

17.  GOVERNING LAW

To the extent not inconsistent with the provisions of the Code that relate to awards, this Plan and any award agreement adopted pursuant to it shall be construed under the laws of the State of New York.

Approved by Shareholders __________, 1998.

CANANDAIGUA NATIONAL CORPORATION
Signature
Title